EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of January 1, 2010, is entered into by Cleveland BioLabs, Inc., a Delaware corporation with its principal place of business at 73 High Street, Buffalo, NY 14203, U.S.A. (the “Company”), and Andrei Gudkov, Ph.D., D. Sci., with an address at 1933 Sweet Road East Aurora NY 14052 (the “Consultant”).

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Services.  The Consultant agrees to provide strategic leadership as Chief Scientific Officer for all projects of the Company. The consultant will report to the Chief Executive Officer of the Company (the “CEO”) During the Consultation Period, the Consultant shall not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and she shall not assist any other person or organization that competes, or intends to compete, with the Company.

2.           Term.  This Agreement shall commence on the date hereof and shall last 12 months (the “Consultation Period”), unless earlier terminated in accordance with the provisions of Section 6.  The agreement will automatically renew on an annual basis on terms agreed upon by the consultant and the Board of Directors of Cleveland BioLabs, Inc.

3.           Compensation.  The Consultant will be paid a monthly rate of $9,551.67 each month from January 2010 through June 2010. Starting July 2010, the monthly rate will increase to $10,833.33. The Consultant is recognized as an Executive Officer of CBLI and therefore will participate in the Executive Compensation Plan to be determined by the Compensation Committee of CBLI’s Board of Directors and will be subject to the rules, policies and procedures to which the Executive Officers are subject.

4.           Expenses. Consultant shall be reimbursed for all travel expenses incurred in connection with the performance by Consultant.

5.           Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

6.           Termination.  The Company may terminate the Agreement, effective immediately upon receipt of written notice, but only if the Consultant (a) breaches or threatens to breach any provision of Section 8, (b) engages in any malfeasance, misconduct, or conduct likely to cause reputational harm to the Company, (c) enters into a relationship with any third party which creates a conflict of interest with his Consulting Services for the Company, or (d) fails to perform or otherwise neglects his duties hereunder after written notice from the CEO, (e) dies or becomes physically or mentally disabled such that, in the Company’s reasonable judgment, he cannot perform the duties contemplated hereunder, and any such termination under (a), (b), (c), (d) or (e) shall be deemed a “for cause” termination. Either party may terminate the Agreement, without cause, upon 14 days notice in writing to the other party. Following termination, the Company shall pay all fees owing for services rendered prior to the termination date, as such fees become payable.

7.           Cooperation.  The Consultant shall use his best reasonable efforts in the performance of his obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to facilitate the Consultant’s performance of his obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property, to the extent Consultant is apprised of same.

8.           Inventions and Proprietary Information.

8.1          Inventions.

(a)           All inventions, discoveries, computer programs, data, technology, methods, designs, innovations and improvements (whether or not patentable or copyrightable or able to be protected by trademark) (“Inventions”) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period or thereafter if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. Inventions shall also include, whether or not derived from Proprietary Information, mailing lists, databases, articles and other works prepared or assembled on behalf of the Company or for use in the Company’s business.  The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as her duly authorized attorney to execute, file, prosecute and protect the same before any government Consultant, court or authority.  Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(b)           The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

8.2          Proprietary Information.

(a)           The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company, he will have access to and contact with Proprietary Information.  The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b)           For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable or copyrightable or able to be protected by trademark) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, Internet domain name, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service to the Company.

(c)           The Consultant’s obligations under this Section 8.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 8.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the CEO.

(d)           Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, a computer-readable version of all mailing lists and databases, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e)           The Consultant represents that his retention by the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

8.3          Remedies.  The Consultant acknowledges that any breach of the provisions of this Section 8 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

9.           Independent Contractor Status.  The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10.         Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.         Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13.         Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14.         Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

15.         Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective permitted successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him, but the fees and other sums accruing to, and the related rights and benefits of, Consultant hereunder shall be freely assignable and shall inure to the benefit of Consultant’s successors and assigns including, without limitation, the representatives of his estate and heirs.

16.         Miscellaneous.

16.1         No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3         In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.4         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.5         The Company agrees to defend, indemnify and hold harmless the Consultant against all claims, demands and actions concerning, or in any way relating to, the Company’s performance or alleged breach of any contracts with customers procured by Consultant, or the Consultant’s activities on behalf of the Company except in the event of Consultant’s breach of this Agreement, negligence or willful misconduct or activities beyond the scope of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 15, 2010.

Cleveland BioLabs, Inc.

By:	/s/ Jack Marhofer

Name:	Jack Marhofer.

Title:	CFO

CONSULTANT:

/s/ Andrei Gudkov